EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
November 6, 2013	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS PRELIMINARY 4th QTR AND FYE 2013 RESULTS FOR REVENUES, CONTRACTS AND BACKLOG

•	Fourth quarter revenues increased 65% in dollars and 36% in units

•	Fourth quarter contracts rose 23% in dollars and 6% in units

•	Fourth quarter backlog increased 57% in dollars and 43% in units

Horsham, PA, November 6, 2013 -- In anticipation of its previously announced webcast conference call scheduled for 8:30 a.m. tomorrow, Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced preliminary results for revenues, contracts and backlog for its fourth quarter and fiscal year ended October 31, 2013. These results are preliminary and unaudited. The Company will announce final totals when it releases fourth quarter and fiscal year earnings results in early December.

Fourth Quarter Preliminary Financial Highlights:

•
FY 2013 fourth quarter revenues and home building deliveries of approximately $1.04 billion and 1,485 units rose 65% in dollars and 36% in units, compared to FY 2012’s fourth quarter results of $632.8 million and 1,088 units. FY 2012 results were up 48% and 44%, respectively, compared to FY 2011’s fourth quarter totals of $427.8 million and 757 units.

•	The average price of homes delivered in FY 2013’s fourth quarter grew to approximately $703,000, compared to $651,000 in FY 2013’s third quarter and $582,000 in FY 2012’s fourth quarter.

•
Net signed contracts of approximately $839.0 million and 1,163 units rose 23% in dollars and 6% in units, compared to FY 2012’s fourth quarter results of $684.1 million and 1,098 units. FY 2012’s fourth quarter contracts were up 75% and 70%, respectively, compared to FY 2011’s fourth quarter totals of $390.0 million and 644 units.

•
On a per-community basis, FY 2013's fourth-quarter net signed contracts of 5.17 units per community were the highest for any fourth quarter since FY 2005: They were slightly above FY 2012’s fourth quarter and up 70% compared to FY 2011’s same quarter.

•	The average price of net signed contracts was approximately $721,000, compared to $706,000 in FY 2013’s third quarter and $623,000 in FY 2012’s fourth quarter.

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•
FYE 2013’s backlog of approximately $2.63 billion and 3,679 units rose 57% in dollars and 43% in units, compared to FYE 2012’s backlog of $1.67 billion and 2,569 units, which rose 70% and 54%, respectively, compared to FYE 2011’s results of $981.1 million and 1,667 units.

•	The average price of FYE 2013’s homes in backlog was approximately $715,000, compared to $709,000 in FY 2013’s third quarter and $650,000 at FYE 2012.

•
The Company’s cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was approximately 5.5%, compared to 4.6% in FY 2012’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2013’s fourth-quarter cancellation rate was 1.7%, compared to 2.1% in FY 2012’s fourth quarter. These results remained at historical averages.

•
The Company ended FY 2013 with 232 selling communities, compared to 225 at FY 2013’s third-quarter end and 224 at FYE 2012. At FYE 2013 the Company had approximately 48,500 lots owned and optioned, compared to approximately 47,200 at FY 2013’s third-quarter end and approximately 40,400 one year ago. The recently announced Shapell Homes acquisition, upon closing, will increase the Company’s lots owned and controlled by approximately 5,200.

•
The Company ended the fourth quarter of FY 2013 with approximately $823.7 million of cash and marketable securities. At FYE 2013, the Company also had $960.0 million available under its $1.035 billion 15-bank credit facility, which matures in August 2018. During FY 2013’s fourth quarter, the Company retired $104.8 million of maturing debt using cash.

FY 2013 Preliminary Financial Highlights:

•
FY 2013 revenues and home building deliveries of approximately $2.67 billion and 4,184 units rose 42% in dollars and 27% in units, compared to FY 2012’s results of $1.88 billion and 3,286 units. FY 2012’s results were up 28% and 26%, respectively, compared to FY 2011’s results of $1.48 billion and 2,611 units.

•	The average price of homes delivered was approximately $639,000, compared to $573,000 in FY 2012 and $565,000 in FY 2011.

•
Net signed contracts of approximately $3.63 billion and 5,294 units rose 42% in dollars and 27% in units, compared to FY 2012’s results of $2.56 billion and 4,159 units. FY 2012’s contracts were up 59% and 49%, respectively, compared to FY 2011’s results of $1.60 billion and 2,784 units.

•	On a per-community basis, FY 2013's net signed contracts of 23.5 units per community were the highest for any fiscal year since FY 2005.

•	The average price of net signed contracts was approximately $686,000, compared to $615,000 in FY 2012 and $576,000 in FY 2011.

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Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “2013 was a very good year for Toll Brothers. Our strong results this quarter stem from our continuing focus on increasing production to meet the surge in our backlog. The price increases we have been instituting in many communities over the past year, combined with the acceleration in sales paces per community, are driving our revenue growth."
Robert I. Toll, executive chairman, stated: “We believe the housing industry is still in the early stages of recovery. New home production remains well below volumes needed to meet current demand, not to mention the pent-up demand of the last seven years.
“We believe that the projected growth in our community count in FY 2014, greatly enhanced by the additions from our announced acquisition of Shapell, should fuel additional growth under current economic conditions.”
Toll Brothers, Inc., A FORTUNE 1000 Company is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low, mid- and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was awarded Builder of the Year in 2012 as well as in 1988, and is the only two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

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The results for the three months and fiscal year ended October 31, 2013 included in this press release are preliminary and represent the most current information available to management. Our actual results may differ from the preliminary results due to completion of our financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the three months and fiscal year ended October 31, 2013 are finalized.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; consummation of the proposed transaction with Shapell and the anticipated benefits to be realized therefrom; consummation of debt and equity financing transactions; and post-closing asset sales.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; consummation of the proposed transaction with Shapell and the anticipated benefits to be realized therefrom; consummation of debt and equity financing transactions; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:    Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York
Mid-Atlantic:    Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas
West:    Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended October 31,		Three Months Ended October 31,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	345	239	$196.9	$119.3
Mid-Atlantic	372	319	226.8	186.0
South	358	181	229.0	108.0
West	385	266	339.4	167.7
Traditional Home Building	1,460	1,005	992.1	581.0
City Living	25	83	52.4	51.8
Total consolidated	1,485	1,088	$1,044.5	$632.8

CONTRACTS
North	341	223	$213.5	$121.2
Mid-Atlantic	278	286	175.8	163.2
South	281	258	191.9	166.3
West	226	297	205.0	204.7
Traditional Home Building	1,126	1,064	786.2	655.4
City Living	37	34	52.8	28.7
Total consolidated	1,163	1,098	$839.0	$684.1

BACKLOG
North	948	625	$562.5	$350.0
Mid-Atlantic	902	634	573.0	374.5
South	956	749	673.5	483.5
West	675	507	593.2	351.0
Traditional Home Building	3,481	2,515	2,402.2	1,559.0
City Living	198	54	227.3	110.9
Total consolidated	3,679	2,569	$2,629.5	$1,669.9

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	Twelve Months Ended October 31,		Twelve Months Ended October 31,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	874	687	$484.9	$350.7
Mid-Atlantic	1,146	958	652.8	535.7
South	1,018	624	640.9	361.8
West	1,009	744	725.1	437.9
Traditional Home Building	4,047	3,013	2,503.7	1,686.1
City Living	137	273	170.6	196.7
Total consolidated	4,184	3,286	$2,674.3	$1,882.8

CONTRACTS
North	1,197	821	$697.4	$445.2
Mid-Atlantic	1,414	1,115	851.3	625.5
South	1,225	931	830.9	582.1
West	1,177	1,037	967.3	653.7
Traditional Home Building	5,013	3,904	3,346.9	2,306.5
City Living	281	255	287.0	251.4
Total consolidated	5,294	4,159	$3,633.9	$2,557.9

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2013 and 2012, and for backlog at October 31, 2013 and 2012 is as follows:

	2013	2012	2013	2012
	Units	Units	$(Mill)	$(Mill)
Three months ended October 31,
Revenues	15	14	$8.8	$13.6
Contracts	23	17	$16.7	$16.4

Twelve months ended October 31,
Revenues	51	96	$37.5	$89.9
Contracts	77	106	$56.6	$96.1

Backlog at October 31,	62	36	$46.2	$27.2

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